Exhibit 99.1

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CCG Investor Relations 10960 Wilshire Blvd, Suite 2050 Los Angeles, CA 90024 (310) 231-8600 ext 103 Crocker Coulson, President crocker.coulson@ccgir.com	Excelligence Learning Corporation 2 Lower Ragsdale Drive, Suite 200 Monterey, CA 93940 (831) 333-2000 Vikas Arora, VP, General Counsel & Secretary varora@excelligencemail.com

FOR IMMEDIATE RELEASE

EXCELLIGENCE LEARNING CORPORATION ANNOUNCES

RECEIPT OF ADDITIONAL FILING EXTENSION FROM NASDAQ

MONTEREY, Calif., November 21, 2005 - Excelligence Learning Corporation (NasdaqCM: LRNSE) announced today that the NASDAQ Listing Qualifications Panel has agreed to continue the listing of the Company’s securities on The NASDAQ Capital Market, provided that the Company files its quarterly reports on Form 10-Q for the three months ended June 30, 2005 and September 30, 2005, and all restated financial statements for prior periods, on or before December 30, 2005. As previously announced, the completion and review of the Company’s quarterly reports have been delayed pending finalization of the Company’s restatement of its financial statements as of and for the year ended December 31, 2004 and the quarter ended March 31, 2005.

The Panel had previously agreed to continue the listing of the Company’s securities on The NASDAQ Capital Market provided that the Company filed its delinquent quarterly report for the period ended June 30, 2005, and all restated financial statements for prior periods, on or before November 14, 2005. The Company subsequently notified the Panel that it would be unable to meet that deadline, and requested a further extension of time, to December 30, 2005. In its November 16, 2005 decision granting the Company’s request, the Panel has indicated that it may not consider further extensions to the December 30, 2005 date.

As expected, the Company has received a NASDAQ Staff Determination Letter, dated November 17, 2005, noting that the Company’s failure to timely file its Form 10-Q for the quarter ended September 30, 2005, represents a second violation of Marketplace Rule 4310(c)(14), and therefore serves as an additional basis for delisting the Company’s securities from The NASDAQ Capital Market. Because the Listing Qualifications Panel has already approved the Company’s plan to bring all of its filings current by December 30, 2005, the Company will not have to enter a second appeal in response to the November 17 Staff Determination Letter.

In connection with its decision to grant the Company’s request for a filing extension, the Panel has requested prompt notification of any significant events that occur during the extension period. To maintain its listing, the Company must also demonstrate compliance with all other continued listing requirements of The NASDAQ Capital Market.

Although the Company currently believes that it will be able to meet the Panel’s requirement that it regain compliance with Marketplace Rule 4310(c)(14) by December 30, 2005, there can be no guarantee that it will be able to file its outstanding quarterly reports and all restatements by that date. If the Company is unable to meet the Panel’s terms, the Company’s securities could be delisted from The NASDAQ Capital Market.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators and parents by providing quality educational products and programs for children from infancy to 12 years of age. With its proprietary product offerings, a multi-channel distribution strategy and extensive management expertise, the Company aims to foster children’s early childhood and elementary education. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels primarily to early childhood professionals and, to a lesser extent, consumers. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. Those parties then resell the products either as a fundraising device for the benefit of a particular school, student program or other community organization, or as a service project to the school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the completion, audit and review of the Company’s restated financial statements, the filing of the Company’s quarterly reports on Forms 10-Q for the periods ended June 30, 2005 and September 30, 2005, compliance with NASDAQ listing requirements and the potential delisting of the Company’s securities. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties, including those set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Excelligence’s website at www.excelligencelearning.com. There can be no assurance that the Company’s subsequent processes, such as the filing of its quarterly reports for the periods ended June 30, 2005 and September 30, 2005, or compliance with additional NASDAQ Listing Qualifications Panel requirements, will be timely completed by the Panel’s deadlines or that the Company will avoid delisting by The NASDAQ Capital Market. In addition, the Company’s financial results and stock price may suffer as a result of the previously announced accounting review and any subsequent determination from this review, including any action by NASDAQ. The forward-looking statements in this release are made as of November 21, 2005, and Excelligence Learning Corporation does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.